TLCVision Announces Change in Company Leadership

Appoints Chief Restructuring Officer and Forms Office of the Chairman

ST. LOUIS, MO -- (Marketwire - April 23, 2009) - TLC Vision Corporation (NASDAQ: TLCV) (TSX: TLC) announced today that its Board of Directors has mutually agreed with Chief Executive Officer, James C. Wachtman, for Mr. Wachtman to separate from the company, including Mr. Wachtman's resignation from the Company's Board of Directors. It is Mr. Wachtman's intention to pursue other interests. The Board has appointed James B.Tiffany, President of Sightpath Medical, as President and Chief Operating Officer effective immediately.

The Company also announced that it has created the position of Chief Restructuring Officer and formed an Office of the Chairman. Michael Gries, a principal of Conway, Del Genio, Gries & Co. LLC, a financial advisory firm based in New York, NY, has accepted the position of Chief Restructuring Officer. The new three-person Office of the Chairman will report to the Board of Directors and is comprised of: Chairman Warren Rustand; President and Chief Operating Officer, James B.Tiffany; and Michael Gries, Chief Restructuring Officer.

Warren Rustand, TLC Vision Corporation Chairman of the Board, expressed his appreciation of Mr. Wachtman's tenure at the Company, stating, "On behalf of the Board of Directors and TLC Vision's entire organization, I would like to thank Jim Wachtman for his years of vision and leadership. Jim has made a significant contribution to our organization by transforming TLC Vision into a market leader. We are indebted to him for his many contributions. We wish him the best of luck and know that he will do well in whatever future endeavors he decides to pursue."

About TLCVision

TLCVision is North America's premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers' management, technology access service models, extensive optometric relationships, direct to consumer advertising and managed care contracting strength, TLCVision maintains leading positions in Refractive, Cataract and Eye Care markets. Information about vision correction surgery can be found on the TLC Laser Eye Centers' website at www.lasik.com. More information about TLCVision can be found on the Company's website at www.tlcv.com.

Contact:
James J. Hyland
VP Investor Relations
(636) 534-2369
Email: investor.relations@tlcvision.com